Exhibit 21.

SUBSIDIARIES OF THE REGISTRANT

     Rixon Networks, Inc., a Delaware corporation

     Sync Research, Inc., a Delaware corporation

     Torrey Pines Networks, Inc., a Delaware corporation

     Microtek Systems, Inc., a Wisconsin corporation